Exhibit 3.1

CARTER VALIDUS MISSION CRITICAL REIT, INC.

FIRST AMENDMENT TO ARTICLES OF AMENDMENT AND RESTATEMENT

Carter Validus Mission Critical REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The definition of “NET ASSETS” under Article IV of the Articles of Amendment and Restatement (the “Charter”) of the Corporation is hereby deleted in its entirety and the following new definition is inserted in lieu thereof:

“NET ASSETS” means the total assets (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated at least quarterly by the Company on a basis consistently applied.

SECOND: Section 8.13 of the Charter is hereby deleted in its entirety and the following new section is inserted in lieu thereof.

SECTION 8.13 REIMBURSEMENT LIMITATION. No reimbursement shall be made for costs of personnel of the Advisor or its Affiliates to the extent that such personnel perform services in connection with services for which the Advisor receives the Acquisition Fee, and/or any real estate commissions or advisory fees.

THIRD: This amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned Chief Executive Officer acknowledges this First Amendment to Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all respects and that this statement is made under the penalties of perjury.

Except as amended hereby, the rest and remainder of the Charter shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to the Articles of Amendment and Restatement to be executed under seal, in its name and on its behalf by its Chief Executive Officer, and attested by its Secretary on this 30th day of March, 2011.

ATTEST:		CARTER VALIDUS MISSION CRITICAL REIT, INC.

By:	/s/ Lisa Drummond	By:	/s/ John Carter	(SEAL)
Name:	Lisa Drummond	Name:	John Carter
Title:	Secretary	Title:	Chief Executive Officer